Exhibit 3.1

Amendments to Second Amended and Restated Bylaws

The text below reflects modifications reflected in the Third Amended and Restated Bylaws of Fortress Biotech, Inc., with additions (in red) and deletions (in red strikethrough):

ARTICLE II

STOCKHOLDERS

SECTION 5.     Voting Process. If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless ~~the~~ a different or minimum vote ~~of a greater number of shares of stock~~ is required by ~~law, by~~ the Certificate of Incorporation ~~or by~~, these ~~by-laws~~ Bylaws, the Delaware General Corporate Law, the rules or regulations of any stock exchange applicable to the corporation, or any law or regulation applicable to the corporation or its securities, in which case such different or minimum vote shall be the required vote on the matters. Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A shareholder may vote either in person, by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder. The term, validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law of the State of Delaware.

SECTION 7.     Stockholder Proposals/Director Nominations

(a)       Annual Meetings.

For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by ~~the Dow Jones News Service, Associated Press or a comparable~~ a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

ARTICLE VI

CAPITAL STOCK

SECTION 1.     Form. The shares of the capital stock of the corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such capital stock, or a combination of both. To the extent that shares are represented by certificates, such certificates shall be in such form as shall be approved by the board of directors and shall be signed by the Chairman, the President, an Executive Vice President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof.

ARTICLE XI

AMENDMENTS

SECTION 1.     These by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders shall have authority to change or repeal any by-laws adopted by the directors.